Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Common Stock and Series F Preferred Stock Dividends for December 2014

New York, New York, November 21, 2014 — American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the authorization of its board of directors, ARCP has declared a monthly common stock dividend of $0.0833333 per share for December 2014. Accordingly, on December 15, 2014, ARCP will pay such dividend to holders of its common stock of record at the close of business on December 8, 2014.

Additionally, ARCP will pay a monthly dividend to holders of its 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), in respect of the period commencing November 15, 2014 through December 14, 2014, on December 15, 2014. Holders of Series F Preferred Stock on December 1, 2014 will be eligible to receive such dividend. The dividend for the Series F Preferred Stock accrues daily on a 360-day annual basis equal to an annualized dividend rate of $1.675 per share, or $0.1395833 per 30-day month.

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $30 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, intentions, and any expectations with respect to estimates of growth. Additional factors that may affect future results are contained in ARCP's filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media Contact:

Andy Merrill

212-886-9304